Exhibit 5.1

December 8, 2017

Cancer Genetics, Inc.

201 Route 17 North

2nd Floor

Rutherford, NJ 07070

Ladies and Gentlemen:

We have acted as counsel for Cancer Genetics, Inc., a Delaware corporation (the “Company”), in connection with the sale and issuance of (i) up to 3,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), (ii) warrants (the “Investor Warrants”) to purchase up to an aggregate of 3,500,000 shares of Common Stock (the “Investor Warrant Shares”) and (iii) warrants (the “Wainwright Warrants” and, together with the Investor Warrants, collectively, the “Warrants”) to purchase up to an aggregate of 175,000 shares of Common Stock (the “Wainwright Warrant Shares” and, together with the Investor Warrant Shares, collectively, the “Warrant Shares”) pursuant to the Registration Statement on Form S-3, Registration No. 333-218229, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and declared effective on June 5, 2017 (the “Registration Statement”). The Shares and Investor Warrants are to be sold to certain institutional investors pursuant to a Securities Purchase Agreement dated December 8, 2017 (the “Purchase Agreement”), and the Wainwright Warrants are to be issued pursuant to the Engagement Letter, dated December 3, 2017 between the Company and H.C. Wainwright & Co., LLC (the “Engagement Letter”).

We understand that the Shares and Investor Warrants, on the one hand, and the Wainwright Warrants, on the other, are to be sold pursuant to the Purchase Agreement filed as Exhibit 10.1 and the Engagement Letter filed as Exhibit 10.2, respectively, to the Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1 and that the Warrants are to be issued in the form of Exhibit 4.1 to such Current Report on Form 8-K.

In connection with this opinion, we have examined the Registration Statement, the Purchase Agreement, the Engagement Letter and the form of Warrant. We also have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed: (A) the genuineness and authenticity of all documents submitted to us as originals and (B) the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (i) the Shares have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and Purchase Agreement, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware; (ii) the Investor Warrants have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by their terms and the Registration Statement and the Purchase Agreement, will be valid and binding obligations of the Company; (iii) the Wainwright Warrants have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by their terms and the Registration Statement and the Engagement Letter, will be valid and binding obligations of the Company; and (iv) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants will be validly issued, fully paid and non-assessable.

In addition to the limitations and qualifications set forth above, our opinion is also subject to the following additional limitations and qualifications:

(a) Our opinion is limited to the laws of the General Corporation Law of the State of Delaware. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

(b) Our opinion is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws relating to or affecting the rights and remedies of creditors generally, and is subject to general equitable principles exercisable in the discretion of a court (regardless of whether considered in a proceeding at law or in equity) (including without limitation obligations and standards of good faith, fair dealing, materiality and reasonableness and defenses relating to unconscionability or to impracticability or impossibility of performance).

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated December 8, 2017. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP

Lowenstein Sandler LLP